Exhibit 3.1

CERTIFICATE OF DESIGNATION
OF
SERIES A PREFERRED STOCK
OF
CH2M HILL COMPANIES, LTD.

Pursuant to Section 151 of the
General Corporation Law of
the State of Delaware

CH2M HILL Companies, Ltd. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), DOES HEREBY CERTIFY:

That, pursuant to authority conferred by the Corporation’s Restated Certificate of Incorporation, as amended (the “Certificate”), and by the provisions of Section 151 of the General Corporation Law, the board of directors of the Corporation (the “Board”), at a duly called meeting, at which a quorum was present and acted throughout, adopted the following resolutions, which resolutions remain in full force and effect on the date hereof creating a series of 10,000,000 shares of Preferred Stock having a par value of $.01 per share, designated as Series A Preferred Stock:

RESOLVED, that in accordance with the provisions of the Certificate, the Board does hereby create, authorize and provide for the issuance of a series of Preferred Stock, par value $.01 per share, of the Corporation, designated as “Series A Preferred Stock,” having the voting rights, powers, preferences and relative, participating, optional and other special rights, preferences, and qualifications, limitations and restrictions thereof that are set forth as follows:

1.                                      Designation and Amount.  The shares of such series shall be designated as “Series A Preferred Stock” (the “Series A Preferred Stock”), and the number of shares constituting such series shall be 10,000,000. Such number of shares may be increased or decreased by resolution of the Board (subject to Section 3.2 below), provided that no such decrease shall reduce the number of shares of the Series A Preferred Stock to a number less than the number of shares then outstanding, plus the number reserved for issuance upon the exercise of options, rights or warrants, or upon conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

2.                                      Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1                               Payments to Holders of Series A Preferred Stock.  Subject to the prior and superior rights of the holders of any shares of any other class or series of Preferred Stock of the

Corporation ranking prior and superior to the shares of Series A Preferred Stock with respect to such transactions, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined below), after the termination of the revolving credit commitments and the repayment or other satisfaction in full (including, without limitation, by means of collateralization) of the outstanding amount of all obligations under that certain Second Amended and Restated Credit Agreement, dated as of March 28, 2014, by and among the Corporation, certain of its affiliates, certain financial institutions party and the other parties thereto, as amended and as may be further amended or replaced from time to time (the “Credit Agreement”), before any payment shall be made to the holders of the Corporation’s Common Stock, par value $.01 (the “Common Stock”), by reason of their ownership thereof, each holder of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to its stockholders, the greater of (x) such holder’s Liquidation Preference and (y) the amount such holder would receive pursuant to Section 2.2.  “Liquidation Preference” means, as to any holder of Series A Preferred Stock, an amount equal to the number of shares of Series A Preferred Stock held by such holder multiplied by $62.22 (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series A Preferred Stock) (the “Original Issue Price”) plus, (a) at any time on or prior to the fifth (5th) anniversary of the Original Issue Date (as defined below) (the “Fifth Anniversary”), an amount equal to all Accruing Dividends (as defined below) that would accrue on such share of Series A Preferred Stock, whether or not declared, from the date such share was first issued through the Fifth Anniversary and that have not been paid (the “Accelerated Accrued Dividends”) and (b) at any time after the Fifth Anniversary, any Accrued Quarterly Dividends on such share (as defined below), in each case, together with any other dividends declared but unpaid thereon.  If upon any such liquidation, dissolution or winding up or Deemed Liquidation Event of the Corporation, after the termination of the revolving credit commitments and the repayment or other satisfaction in full (including, without limitation, by means of collateralization) of the outstanding amount of all obligations under the Credit Agreement, the funds and assets available for distribution to the stockholders of the Corporation shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they are entitled under this Section 2.1, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Series A Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2                               Deemed Conversion of Series A Preferred Stock.  For purposes of determining the amount each holder of shares of Series A Preferred Stock is entitled to receive with respect to any voluntary or involuntary liquidation, dissolution or winding up or Deemed Liquidation Event of the Corporation, each such holder of shares of Series A Preferred Stock shall be deemed to have converted into a number of shares of Common Stock immediately prior to the liquidation, dissolution or winding up or Deemed Liquidation Event of the Corporation equal to the quotient of (a) such holder’s Liquidation Preference as of immediately prior to the liquidation, dissolution or winding up or Deemed Liquidation Event of the Corporation divided by (b) the then current Conversion Price.  The holder will receive the greater of the amount determined under this Section 2.2 and such holder’s Liquidation Preference.

2.3                               Deemed Liquidation Events.

2.3.1                     Definition.  Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the then outstanding shares of Series A Preferred Stock (voting as a separate series) elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event:

(a)                                 any transaction (other than (i) transfers of shares of capital stock of the Corporation between or among employees, consultants and/or directors of the Corporation and/or then existing stockholders of the Corporation and (ii) redemptions or repurchases of capital stock by the Corporation) as a result of which the stockholders of the Corporation immediately prior to such transaction no longer hold, immediately following such transaction, shares of capital stock of the Corporation, or equity securities issued upon conversion or exchange of such shares of capital stock, representing at least a majority, by voting power, of the equity securities of either the surviving or resulting party, or if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such transaction, the parent of such surviving or resulting party; provided that, for the purpose of this Section 2.3.1(a), all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such transaction or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such transaction shall be deemed to be outstanding immediately prior to such transaction for purposes of determining the stockholders immediately prior to such transaction and, if applicable, deemed to be converted or exchanged in such transaction on the same terms as the actual outstanding shares of Common Stock are converted or exchanged; and

(b)                                 the sale, lease, exclusive license, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, whether by purchase and sale, merger, consolidation or otherwise, or, if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation, except where such sale, lease, exclusive license, transfer or other disposition is to the Corporation or one or more wholly owned subsidiaries of the Corporation.

2.3.2                     Amount Deemed Paid or Distributed.  The funds and assets deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer or other disposition described in this Section 2 shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  The value of such property, rights or securities shall be deemed its fair market value.  Any securities shall be valued as follows:

(a)                                 Securities not subject to investment letter or other similar restrictions on free marketability covered by (b) below:

(i)                                     If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) trading day period ending three (3) trading days prior to the closing of the Deemed Liquidation Event;

(ii)                                  If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading day period ending three (3) trading days prior to the closing of the Deemed Liquidation Event; and

(iii)                               If there is no active public market, the value shall be the fair market value thereof, as determined by the Board.

(b)                                 The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (a) (i), (ii) or (iii) to reflect the approximate fair market value thereof, as determined by the Board.

2.3.3                     Remaining Assets.  After payment or setting aside for payment of the full amounts specified in this Section 2 to the holders of the Series A Preferred Stock, any remaining assets of the Corporation legally available for distribution shall be distributed pro rata to the holders of Common Stock in proportion to the number of shares of Common Stock held by them.

2.3.4                     Effect of Deemed Liquidation Event.  Any share of Series A Preferred Stock in respect of which the holder thereof has received payment in full of the amounts specified in this Section 2 upon the occurrence of a Deemed Liquidation Event shall no longer be deemed to be outstanding, and all rights with respect to such share, including the rights, if any, to receive notices and to vote as Series A Preferred Stock, shall immediately cease and terminate at the time the payment in connection with such Deemed Liquidation Event shall have been made.

3.                                      Voting.

3.1                               General.  On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting if the Certificate shall provide that action may be taken by written consent of stockholders in lieu of a meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.  Fractional votes shall not be permitted, and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number.  Except as provided by law or by the other provisions of the Certificate (including any certificate of designation relating to any series of the Corporation’s Preferred Stock, par value $.01 (the “Preferred Stock”)), holders of Series A Preferred Stock shall vote together with the holders of

Common Stock as a single class on an as-converted basis, including, but not limited to, with respect to any increase or decrease in the authorized shares of Common Stock.  Except as provided by law or in the Certificate (including any certificate of designation relating to any series of the Preferred Stock), holders of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.  Unless required by law, there shall be no cumulative voting.

3.2                               Preferred Stock Protective Provisions.  At any time when any shares of Series A Preferred Stock (or, in the case of clauses (f) through (l) below only, at least 2,410,800 shares), in each case originally issued pursuant to that certain Subscription Agreement, dated as of May 27, 2015, by and among the Corporation and the purchaser named therein, as such agreement is amended from time to time (the “Subscription Agreement”) (and in each case as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series A Preferred Stock) remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate (including any certificate of designation relating to any series of Preferred Stock)) the affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate series, unless waived pursuant to Section 8 hereof:

(a)                                 increase the authorized number of shares of Series A Preferred Stock;

(b)                                 authorize or create (by reclassification or otherwise) any new class or series of capital stock having rights, preferences or privileges as to dividends or upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event set forth in the Certificate (including any certificate of designation relating to any series of Preferred Stock), as then in effect, that are senior to or on a parity with the Series A Preferred Stock or increase the authorized number of shares of any such new class or series of capital stock;

(c)                                  amend, modify or repeal any provision of the Certificate (including any certificate of designation relating to any series of Preferred Stock), as then in effect, in a way that adversely affects the rights, preferences or privileges of the Series A Preferred Stock;

(d)                                 liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Deemed Liquidation Event, or consent, agree or commit to any of the foregoing, in each case, in which the holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive out of the funds and assets available for distribution to the Corporation’s stockholders with an aggregate liquid value of less than $600,000,000, as determined pursuant to Section 2.3.2 above (for the avoidance of doubt, cash, marketable securities, publicly traded securities and other assets for which there is an active trading market will be considered liquid value);

(e)                                  effect, or allow or permit, the registration and/or listing on a securities exchange of Common Stock or other equity securities, other than in accordance with Section 4.4(b) of that certain Investor Rights Agreement, dated on or about the Filing Date, by and between the Corporation and the initial holder of Series A Preferred Stock, as may be amended or replaced from time to time (the “Investor Rights Agreement”);

(f)                                   enter into or permit any subsidiary to enter into any agreement for any acquisitions, mergers, joint ventures, business combinations, investments or similar transactions other than, for so long as there has not been a Failure of Sale Approval (as defined below), such transactions involving expenditures or investments by the Company or any of its subsidiaries of $100,000,000 or less;

(g)                                  enter into or become a party to or permit any subsidiary to enter into or become a party to any binding agreement, or binding memorandum of understanding or binding letter of intent that contemplates the Company’s eventual entering into such an agreement, to perform firm fixed price or lump sum design-build (including guaranteed maximum) or firm fixed price or lump sum EPC (including guaranteed maximum) contract for the delivery of a capital project that is not related to a water or waste water facility, distribution or collection system, pursuant to which the amount of firm fixed, lump sum or guaranteed maximum price deliverables of the Company or its subsidiary for such capital project as of the execution of the contract is more than $75,000,000.  For clarification and without limitation, this provision shall not apply to fixed price engineering, engineering, consulting (including consulting for contractors or concessionaires), project/program management, construction management, operations and maintenance agreements and/or other services related to such projects;

(h)                                 enter into or become a party to or permit any subsidiary to enter into or become a party to any transaction (x) with any director or executive officer of the Corporation or any affiliate (as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act) of any such party (a “Related Party”) or (y) clearly not on arm’s length terms, except for (i) transactions contemplated by the Investor Rights Agreement; (ii) redemptions or repurchases of Common Stock; (iii) redemptions or repurchases of Preferred Stock pursuant to Section 6 of this Certificate; (iv) transactions by and among the Corporation and its subsidiaries; and (v) the Corporation’s compensation arrangements and plans with its employees and directors in the ordinary course consistent with past practice;

(i)                                     engage in any business or permit any subsidiary to engage in any business other than the types of business activities in which the Corporation and its subsidiaries engage as of the Filing Date and business activities reasonably related or complementary thereto;

(j)                                    other than (i) redemptions of or dividends or distributions on the Series A Preferred Stock as expressly authorized herein; (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock; (iii) dividends or distributions made pursuant to any stockholder rights plan adopted for the purpose of protecting stockholders from takeover tactics (and solely to the extent such dividends or distributions are made in furtherance of such purpose); and (iv) purchases, redemptions or distributions made by the Corporation in connection with the net exercise by holders of Convertible Securities or in connection with the withholding or payment of taxes upon the vesting of Convertible Securities, purchase or redeem or permit any subsidiary to purchase or redeem or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation at a valuation inconsistent with the Corporation’s normal quarterly practice or in an amount in excess of the greater of (x) an amount equal to all redemptions, dividends and distributions required by the Corporation’s plans or agreements, the Certificate (including any certificate of designation relating to any series of the Preferred Stock), the Bylaws of the Corporation and by law and (y) for so long as there has not been a Failure of Sale Approval, (A) at any time during the Corporation’s fiscal year ending in December 2015, $120,000,000 in the aggregate; (B) at any time during the Corporation’s fiscal year ending in December 2016, $145,000,000 in the aggregate; and (C) at any time during any fiscal year of the Corporation beginning with the Corporation’s fiscal year ending in December 2017, for so long as there has not been a Failure of Sale Approval, 70% of the Corporation’s Free Cash Flow (as defined below) as of the end of the preceding fiscal year; provided, that “Free Cash Flow” shall mean cash from operations less capital expenditures, as set forth in the reports (including all amendments, exhibits and schedules thereto) filed by the Corporation with the Securities and Exchange Commission; and provided further, that the amount set forth in (B) shall be reduced by the aggregate amount, if any, by which the Corporation’s Free Cash Flow as of the end of the preceding fiscal year is less than $14,000,000, and the amounts set forth in (C) with respect to purchases, redemptions, dividends or distributions during the Corporation’s fiscal year ending in December 2017 only shall be reduced by the aggregate amount, if any, by which the Corporation’s Free Cash Flow as of the end of the preceding fiscal year is less than $101,000,000;

(k)                                 incur or authorize the incurrence of any debt for borrowed money, or permit any subsidiary to take any such action with respect to any debt for borrowed money other than (i) ordinary course trade payables consistent with the Corporation’s past practice; (ii) unsecured indebtedness in the form of intercompany loans made by and among the Corporation and its subsidiaries in connection with the Corporation’s internal cash management system or guarantees by the Corporation or its subsidiaries of indebtedness of the Corporation or any of its direct or indirect subsidiaries to the extent necessary to support the normal operating activities of such subsidiaries; (iii) subject to clause (i) above, notes issued for the purchase price of Common Stock redeemed or repurchased by the Corporation in accordance with stock repurchase requirements set forth in the Bylaws or other agreements of the Corporation, notes issued for the purchase of shares of Common Stock on the Corporation’s internal market to balance the supply and demand for Common Stock between sellers and buyers and notes issued to current or former employees, consultants or directors of the Corporation or any subsidiary upon the exercise of (or satisfaction of) stock appreciation rights or to pay or satisfy rights under a phantom stock plan; and (iv) as would not cause the Consolidated Leverage Ratio (as defined in the Credit Agreement) to exceed (A) at any time prior to January 1, 2016, 3.25:1.00; and (B) at any time on or after January 1, 2016, 3.00:1.00;

(l)                                     increase the authorized number of directors of the Corporation to a number greater than 13; or

(m)                             in the event that there has been a Failure of Sale Approval, issue or obligate itself to issue shares of any class or series of capital stock other than Exempted Plan Issuances.

4.                                      Conversion.                            The holders of the Series A Preferred Stock shall have conversion rights as follows:

4.1                               Right to Convert.  Each holder of shares of Series A Preferred Stock then outstanding shall be entitled to convert, at the option of the holder thereof, at any time prior to the date that is thirty (30) days after the date of any Redemption Notice (as defined below), and without the payment of additional consideration by the holder thereof, some or all of such holder’s Series A Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (a) the sum of (i) the Original Issue Price multiplied by the number of shares of Series A Preferred Stock presented for conversion; and (ii) the amount of all accumulated and unpaid Accruing Dividends accrued thereon through the most recent Accrual Date, whether or not declared, by (b) the Conversion Price (as defined below) in effect at the time of conversion.  The “Conversion Price” shall initially mean $62.22 (or (x) in the event that there has been a Failure of Sale Approval, beginning at the time of such Failure of Sale Approval, $52.65, and (y) in the event that there has been a Liquidity Failure, beginning at the time of such Liquidity Failure (as defined below), $47.86).  “Failure of Sale Approval” shall have the meaning given such term in the Investor Rights Agreement.  The initial Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.  If there has been Failure of Sale Approval, and the Company seeks to effect an underwritten initial public offering pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on Form S-1 (as defined in the Securities Act) or a successor form (an “IPO”), but the Company’s stockholders do not approve an amendment to the Certificate in such a manner as would allow for an IPO, such combination of events shall be considered a “Liquidity Failure” for purposes of this Certificate.

4.2                               Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3                               Mechanics of Conversion.

4.3.1                     Notice of Conversion.  In order for a holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the book-entry interests for such shares of Series A Preferred Stock through the facilities of The Depository Trust Company to the transfer agent for the Series A Preferred Stock (or to the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such book-entry interests and, if applicable, any event on which such conversion is contingent (a “Contingency Event”).  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes shares of Common Stock to be issued.  If required by the Corporation, book-entry interests surrendered for conversion shall be accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such book-entry interests and notice (or, if later, the date on which all Contingency Events have occurred) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such book-entry interests shall be deemed to be outstanding of record as of such time.  The Corporation, as soon as reasonably practicable after the Conversion Time, shall deliver to such holder of Series A Preferred Stock, or to such holder’s nominees, book-entry interests for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and shall pay in cash such amount as provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

4.3.2                     Reservation of Shares.  The Corporation shall at all times while any share of Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of a number of shares of Series A Preferred Stock equal to the sum of (a) all shares of Series A Preferred Stock held by such holders (the “Outstanding Series A Shares”) and (b) (i) at any time on or prior to the Fifth Anniversary, the corresponding number of additional shares of Series A Preferred Stock that would be issued to a holder of a share of Series A Preferred Stock if the Accelerated Accrued Dividends were paid in kind at such time, and (ii) at any time after the Fifth Anniversary, the corresponding number of additional shares of Series A Preferred Stock that would be issued to a holder of a share of Series A Preferred Stock if the Accrued Quarterly Dividends were paid in kind at such time (this clause (ii), the “Imputed Series A Shares”) (collectively, the “Required Shares”); and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the Required Shares, the Corporation shall use its best efforts to cause such corporate action to be taken as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate (including this certificate of designation).  Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary so that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

4.3.3                     Effect of Conversion.  All shares of Series A Preferred Stock that shall have been surrendered for conversion as provided herein, including in Section 4.11, shall no longer be deemed to be outstanding, and all rights with respect to such shares, including the rights, if any, to receive notices and to vote as Series A Preferred Stock, shall immediately cease and terminate at the Conversion Time (or the Mandatory Conversion Time (as defined below) in the case of a conversion pursuant to Section 4.11), except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in this Section 4.  Any shares of Series A Preferred Stock converted pursuant to this Section 4, including Section 4.11, shall be retired and cancelled and may not be reissued.

4.3.4                     No Further Adjustment.  Upon any conversion of shares of Series A Preferred Stock, no adjustment to the Conversion Price shall be made with respect to the converted shares for any Accruing Dividends accrued but unpaid, whether or not declared, or any other dividends declared but unpaid on the shares of Series A Preferred Stock converted or on the Common Stock delivered upon conversion.

4.4                               Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the date on which the first share of Series A Preferred Stock is issued by the Corporation (such date referred to herein as the “Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this Section 4.4 shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.5                               Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Original Issue shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price then in effect by a fraction:

(a)                                 the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(b)                                 the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing: (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date, and thereafter such Conversion Price shall be adjusted pursuant to this Section 4.5 as of the time of actual payment of such dividends or distributions; and (ii) no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive (A) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock that they would have received if all Outstanding Series A Shares, together with the corresponding Imputed Series A Shares, had been converted into Common Stock on the date of such event or (B) a dividend or other distribution of shares of Series A Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of shares of Common Stock that they would have received if all Outstanding Series A Shares, together with the corresponding Imputed Series A Shares, had been converted into Common Stock on the date of such event.

4.6                               Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock), then and in each such event the holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all Outstanding Series A Shares, together with the corresponding Imputed Series A Shares, had been converted into Common Stock on the date of such event.

4.7                               Adjustment for Reclassification, Exchange and Substitution.  If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of any shares of Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification, or otherwise (other than by a stock split or combination, dividend, distribution, merger or consolidation covered by Sections 4.4, 4.5, 4.6 or 4.8 or in a Deemed Liquidation Event), then in any such event each holder of Outstanding Series A Shares shall have the right thereafter to convert such stock into the kind and amount of stock and other securities receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such Outstanding Series A Shares, together with the corresponding Imputed Series A Shares, could have been converted immediately prior to such recapitalization, reclassification or change.

4.8                               Adjustment for Merger or Consolidation.  Subject to the provisions of Section 2.2, if there shall occur any consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4.5, 4.6 or 4.7 or a Deemed Liquidation Event), then, following any such consolidation or merger, provision shall be made that each share of Series A Preferred Stock shall thereafter be convertible, in lieu of the Common Stock into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one Outstanding Series A Share, together with the corresponding Imputed Series A Shares, immediately prior to such consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of Series A Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of Series A Preferred Stock.

4.9                               Adjustments for Dilutive Issuances.

4.9.1                     If at any time or from time to time on or after the Original Issue Date, the Corporation shall issue or sell any shares of Common Stock (as actually issued or, pursuant to Section 4.9.3 below, deemed to be issued) for a consideration per share less than the Conversion Price in effect immediately prior to such issue or sale (the “Prior CP”), then immediately upon such issue or sale the Conversion Price shall be reduced to a price (calculated and rounded upward to the nearest tenth of a cent) determined by multiplying the Prior CP by a fraction, the numerator of which shall be the number of shares of Calculated Securities (as defined below) outstanding immediately prior to such issue or sale plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of shares of Common Stock so issued or sold (or deemed to be issued or sold) would purchase at the Prior CP (the “New Investment Shares”), and the denominator of which shall be the number of shares of Calculated Securities outstanding immediately prior to such issue or sale plus the number of shares of Common Stock so issued or sold (the “New Shares”).  “Calculated Securities” means (A) all shares of Common Stock actually outstanding immediately prior to such issue or sale and (B) all shares of Common Stock issuable upon exercise, conversion or exchange of all Convertible Securities (as defined below):

New CP=Prior CP x (Calculated Securities + New Investment Shares)
(Calculated Securities + New Shares)

4.9.2                     For the purposes of Section 4.9.1 above, none of the following issuances (or deemed issuances) shall be considered the issuance (or deemed issuance) or sale of Common Stock, and no reduction of the Conversion Price shall be made as a result thereof:

(a)                                 The issuance of Common Stock upon the conversion of any outstanding Convertible Securities as of the date of the filing of this Certificate of Designation (the “Filing Date”) or upon the conversion of the Series A Preferred Stock.  “Convertible Securities” shall mean any bonds, debentures, notes or other evidences of indebtedness, and any options, warrants, purchase rights or any other securities convertible into, exercisable for, or exchangeable for Common Stock;

(b)                                 The issuance of Convertible Securities or shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 4.5 or Section 4.6 above and shares of Common Stock issued or deemed issued as a dividend or Distribution on Series A Preferred Stock;

(c)                                  The issuance of shares of Common Stock and/or options, warrants or other derivative equity incentive awards such as restricted stock units or performance shares, and the Common Stock issued pursuant to such options, warrants or other derivative equity incentive awards, to employees, consultants or directors pursuant to any stock plans, equity incentive plans, restricted stock plans, stock purchase plans, stockholder rights plans or other written arrangements designated and approved by the Board (the “Exempted Plan Issuances”);

(d)                                 The issuance of shares of Common Stock or Convertible Securities to lenders, financial institutions, equipment lessors, landlords, brokers or similar entities in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, in each case, the principal purpose of which the Board has determined is other than the raising of capital through the sale of equity securities of the Corporation and the terms of which are approved by the Board;

(e)                                  The issuance of shares of Common Stock or Convertible Securities in connection with bona fide acquisitions, mergers, business combinations or similar transactions, in each case, the principal purpose of which the Board has determined is other than the raising of capital through the sale of equity securities of the Corporation and the terms of which are approved by the Board;

(f)                                   The issuance of any shares of Series A Preferred Stock sold pursuant to the Subscription Agreement;

(g)                                  Shares of Common Stock issued or issuable pursuant to a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock;

(h)                                 The issuance of shares of Common Stock or Convertible Securities to an entity in connection with a corporate strategic relationship or transaction, the principal purpose of which the Board has determined is other than the raising of capital through the sale of equity securities of the Corporation and which terms are approved by the Board;

(i)                                     Shares of Common Stock issued or issuable pursuant to Section 4.9.1 as a result of a decrease in the Conversion Price resulting from the operation of Section 4.9;

(j)                                    The issuance of shares of Common Stock or Convertible Securities in any other transaction in which exemption from Section 4.9.1 is approved by the Board and the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, provided that such approvals shall expressly refer to this Section 4.9.2(j) and the issuance approved; and

(k)                                 The issuance of Common Stock upon the exercise, conversion or exchange of Convertible Securities issued in accordance with this Section 4.9.2.

4.9.3                     For the purposes of Section 4.9.1 above, the following subparagraphs shall also be applicable:

(a)                                 In case at any time the Corporation shall grant any warrants, rights or options to subscribe for, purchase or otherwise acquire Convertible Securities or Common Stock (excluding Convertible Securities and Common Stock issued in accordance with Section 4.9.2 above) (collectively “Options”) or shall fix a record date for the determination of holders entitled to received such Options, whether or not such Options are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options (determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of such Options, plus, in the case of any such Options which relate to such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options as set forth in the instrument relating thereto assuming the satisfaction of any conditions to the exercisability, convertibility or exchangeability) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall (as of the date of granting of such Options) be deemed to be outstanding and to have been issued for such price per share.

(b)                                 In case at any time the Corporation shall issue or sell any Convertible Securities (excluding Common Stock and Convertible Securities issued in accordance with Section 4.9.2 above), whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such exercise, conversion or exchange (determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities as set forth in the instrument relating thereto assuming the satisfaction of any conditions to the exercisability, convertibility or exchangeability) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon exercise, conversion or exchange of such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share, provided that if any such issue or sale of such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this Section 4.9.3, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(c)                                  In case at any time any shares of Common Stock, Convertible Securities or Options shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor.  In case any shares of Common Stock, Convertible Securities or Options shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined by the Board.  In case any shares of Common Stock, Convertible Securities or Options shall be issued in connection with any merger of another entity into the Corporation, the amount of consideration therefor shall be deemed to be the fair value of the assets of such merged corporation as determined by the Board after deducting therefrom all cash and other consideration (if any) paid by the Corporation in connection with such merger.

(d)                                 If the terms of any Convertible Security or Option (excluding Convertible Securities or Options issued in accordance with Section 4.9.2 above), the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of this Section 4.9, are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Convertible Security or Option or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Convertible Security or Option (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Convertible Security or Option.  Notwithstanding the foregoing, no adjustment pursuant to this paragraph (d) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuances of shares of Common Stock without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue or sale between the original adjustment date and such readjustment date.

(e)                                  If the terms of any Convertible Security or Option (excluding Convertible Securities or Options which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive securities set forth in Section 4.9.2, the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section 4.9) (either because the consideration per share (determined pursuant to Section 4.9.3(c) hereof) of the Common Stock was equal to or greater than the Conversion Price then in effect, or because such Convertible Security or Option was issued before the Filing Date)) are revised after the Filing Date (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Convertible Security or Option or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Convertible Security or Option, as so amended, and the Common Stock subject thereto (determined in the manner provided in Section 4.9.3(a) or (b) above, as applicable) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(f)                                   Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of this Section 4.9, the Conversion Price shall be readjusted to such Conversion Price as would have been obtained had such Option or Convertible Security (or portion thereof) never been issued.

4.10                        Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than thirty (30) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than fifteen (15) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (a) the Conversion Price then in effect and (b) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the Series A Preferred Stock.

4.11                        Mandatory Conversion.  Either (a) immediately prior to the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act where the aggregate gross proceeds to the Corporation in such offering exceed $200,000,000 (before deduction of underwriters’ discounts and commissions), provided that the Common Stock is then listed on the New York Stock Exchange, its NYSE Mkt or the Nasdaq Stock Market (or any successor exchange), and provided further that the aggregate number of shares of Common Stock sold by the Corporation on a primary basis in such offering represents not less than the Required Primary Share IPO Amount (a “Qualified IPO”) or (b) upon the date and time, or the occurrence of an event, specified in a written notice delivered to the Company by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate series, at the time of such vote or notice (in each case, the “Mandatory Conversion Time”), all outstanding shares of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the applicable ratio described in Section 4.1 as the same may be adjusted from time to time in accordance with Section 4, and such shares may not be reissued by the Corporation; provided, that if the Mandatory Conversion Time is in connection with the Qualified IPO and is on or prior to the Fifth Anniversary, clause (a) in Section 4.1 shall be deemed to refer to such holder’s Liquidation Preference.  The “Required Primary Share IPO Amount” shall mean 10% (or, in the event that there has been a Failure of Sale Approval, 20%) of the issued and outstanding shares of Common Stock of the Corporation, including any shares of Common Stock issuable upon conversion of any issued and outstanding shares of Preferred Stock, after giving effect to such offering.

4.11.1              Procedural Requirements.  All holders of record of shares of Series A Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series A Preferred Stock in advance of the occurrence of the Mandatory Conversion Time.  Upon receipt of such notice, each holder of shares of Series A Preferred Stock shall surrender such holder’s book-entry interests for all such shares in the same manner provided for in Section 4.3.1 and shall thereafter receive the number of shares of Common Stock to which such holder is entitled pursuant to this Section 4.  As soon as practicable after the Mandatory Conversion Time and the surrender of the book-entry interests for Series A Preferred Stock, the Corporation shall issue and deliver to such holder, or to such holder’s nominee(s), book-entry interests (if any) for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any dividends (other than Accrued Quarterly Dividends or Accelerated Accrued Dividends) declared but unpaid on the shares of Series A Preferred Stock converted.

5.                                      Dividends and Distributions.

5.1                               Treatment of Series A Preferred Stock.  Subject to the prior and superior rights of the holders of any shares of any other class or series of Preferred Stock of the Corporation ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, from and after the issuance of the shares of Series A Preferred Stock, dividends shall accrue on each outstanding share of Series A Preferred Stock on the last day of March, June, September and December in each year (each, an “Accrual Date”), whether or not declared, and shall be cumulative (the “Accruing Dividends”).  The Accruing Dividends shall accrue quarterly in arrears at an annual rate of five percent (5%) (or (i) in the event that there has been a Failure of Sale Approval, beginning at the time of such Failure of Sale Approval, ten percent (10%) and (ii) in the event that there has been a Liquidity Failure, beginning at the time of such Liquidity Failure, fifteen percent (15%)) of the sum of: (a) the Original Issue Price and (b) all accumulated and unpaid Accruing Dividends accrued thereon through the most recent Accrual Date, whether or not declared (the “Accrued Quarterly Dividends”).  Unpaid Accruing Dividends shall not bear interest.  Notwithstanding the foregoing, (x) except as provided elsewhere in this Certificate of Designation, the Corporation shall not pay any Accruing Dividends that accrued prior to the Fifth Anniversary; (y) on or after the Fifth Anniversary, provided that there has not been a Liquidity Failure, the Accruing Dividends that become Accrued Quarterly Dividends after the Fifth Anniversary shall be payable in cash at the election of the Board, out of any assets at the time legally available therefor, when, as and if declared by the Board, and any Accrued Quarterly Dividends not paid in cash shall remain Accrued Quarterly Dividends for purposes of this Certificate (including any certificate of designation relating to any series of Preferred Stock); and (z) on or after the Fifth Anniversary, in the event that there has been a Liquidity Failure, Accrued Quarterly Dividends shall be payable in cash or in kind upon the election of the holders of a majority of the then outstanding shares of Series A Preferred Stock (voting as a separate series), and any Accrued Quarterly Dividends not paid in cash shall remain Accrued Quarterly Dividends for purposes of this Certificate (including any certificate of designation relating to any series of Preferred Stock).

5.2                               Other Distributions.  Subject to the prior and superior rights of the holders of any shares of any other class or series of Preferred Stock of the Corporation ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the Corporation shall not declare, pay or set aside any dividends or make any other Distribution (as defined below) on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock or other securities of the Corporation) unless (in addition to the Corporation’s obtaining waivers of any other provisions elsewhere in the Certificate (including any certificate of designation relating to any series of Preferred Stock)) that may be required, the holders of the shares of the Outstanding Series A Shares then outstanding shall first receive, or simultaneously receive, a dividend on each Outstanding Series A Share in an amount equal to:

(a) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, the product of:

(i) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock, calculated on the record date for determination of holders entitled to receive such dividend; and

(ii) the number of shares of Common Stock issuable upon conversion of each Outstanding Series A Share, together with the corresponding Imputed Series A Shares, calculated on the record date for determination of holders entitled to receive such dividend; or

(b) in the case of a dividend on any class or series that is not convertible into Common Stock, the product of:

(i) the quotient of the amount of the dividend payable on each share of such class or series of capital stock divided by the original issuance price of such class or series of capital stock (as adjusted for stock splits, combinations, reorganizations and the like with respect to the Series A Preferred Stock); and

(ii) the sum of (A) Original Issue Price of such Outstanding Series A Share and (B) the Original Issue Price multiplied by the number of Imputed Series A Shares corresponding to such Outstanding Series A Share;

provided, that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A Preferred Stock pursuant to this Section 5 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend.  “Distribution” shall mean the transfer of cash, property or securities without consideration, whether by way of dividend or otherwise, or the purchase of shares of the Corporation (other than (i) in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants or directors at a price not greater than the amount paid by such persons for such shares upon termination of their employment or services pursuant to plans or agreements approved by the Board; (ii) the exercise of any contractual right of first refusal in favor of the Corporation pursuant to plans or agreements approved by the Board; (iii) redemptions or repurchases of shares of Common Stock by the Corporation in accordance with stock repurchase requirements set forth in the Bylaws of the Corporation; and (iv) purchases of shares of Common Stock on the Corporation’s internal market to balance the supply and demand for Common Stock between sellers and buyers).

5.3                               Allocation.  Dividends paid on shares of Series A Preferred Stock in an amount less than the aggregate amount of all dividends accrued and payable with respect to the Series A Preferred Stock at the time shall be allocated pro rata on a share-by-share basis among all shares of Series A Preferred Stock at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

6.                                      Redemption.

6.1                               Redemption upon Election by the Holders of Series A Preferred Stock.  Shares of Series A Preferred Stock shall not be redeemable upon the election of the holders of Series A Preferred Stock.

6.2                               Redemption upon Election by the Corporation.  All shares of Series A Preferred Stock (and not fewer than all shares of Series A Preferred Stock) shall be redeemed by the Corporation out of funds lawfully available therefor at the Redemption Price (as defined below) in one installment commencing on a date (the “Redemption Date”) not less than sixty (60) days after and not more than ninety (90) days after the Corporation sends to the holders of all then outstanding shares of Series A Preferred Stock written notice of the redemption of all shares of Series A Preferred Stock (the “Redemption Notice”), which Redemption Notice may be given at any time on or after the third (3rd) anniversary of the Original Issue Date.  The Redemption Notice shall be irrevocable and shall state (i) the number of shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date; (ii) the Redemption Date and the Redemption Price; and (iii) that the holder is to surrender to the Corporation, in the manner and at the place designated, such holder’s book-entry interests representing shares of Series A Preferred Stock to be redeemed.

6.2.1                     Definitions.  For purposes of this Section 6.2:

(a)                                 “Alternate Third-Party Appraiser” shall mean an independent third-party appraiser to be selected by the Corporation that is of equivalent national or international stature as the Third-Party Appraiser.

(b)                                 “Redemption Amount” shall mean, (a) at any time on or prior to the fourth (4th) anniversary of the Original Issue Date, (i) in the event that the Second Closing (as defined in the Subscription Agreement) has not occurred, $350,000,000 divided by the number of then outstanding shares of Series A Preferred Stock, and (ii) in the event that the Second Closing has occurred, $525,000,000 divided by the number of then outstanding shares of Series A Preferred Stock; and (b) at any time after the fourth (4th) anniversary of the Original Issue Date, (i) in the event that the Second Closing (as defined in the Subscription Agreement) has not occurred, $400,000,000 divided by the number of then outstanding shares of Series A Preferred

Stock, and (ii) in the event that the Second Closing has occurred, $600,000,000 divided by the number of then outstanding shares of Series A Preferred Stock.

(c)                                  “Redemption Fair Value” shall mean the value of one share of Common Stock to be determined by the Third-Party Appraiser utilizing standard valuation methodologies to include public-market comparable multiples of estimated future earnings and cash flows, precedent transaction multiples and discounted cash flow methodologies; provided, that if the Corporation disputes the valuation determined by the Third-Party Appraiser, the Corporation shall have the right to hire an Alternate Third-Party Appraiser, in which case the Redemption Fair Value shall mean the average of the valuation determined by each of the Third-Party Appraiser and the Alternate Third-Party Appraiser.  For the avoidance of doubt, the determination of Redemption Fair Value (i) shall be made on a total company basis and (ii) shall not take into account any minority or illiquidity discounts.

(d)                                 “Redemption Price” shall mean a price per share equal to the greater of: (i) the product of the number of shares of Common Stock issuable upon conversion of an Outstanding Series A Share, together with the corresponding Imputed Series A Shares for such Outstanding Series A Share, calculated on the date of the Redemption Notice, multiplied by the Redemption Fair Value (as defined above); and (ii) the Redemption Amount.

(e)                                  “Third-Party Appraiser” shall mean an independent third-party appraiser to be selected by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock.

6.2.2                     Surrender of Book-Entry Interests; Payment.  On or before the Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed, unless such holder has exercised such holder’s right to convert such shares as provided in Section 4 prior to the date that is thirty (30) days after the date of the Redemption Notice, shall surrender the book-entry interests representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person indicated as the owner of such book-entry interests.

6.2.3                     Rights Subsequent to Redemption.  If the Redemption Notice shall have been duly given, and if on or prior to the Redemption Date the Redemption Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the book-entry interests evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after the Redemption Date, and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their book-entry interests therefor.

7.                                      Reissuance of Series A Preferred Stock.  Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption.

8.                                      Waiver.  Any of the rights, powers, privileges and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by a written waiver from the holders of at least a majority of the then outstanding shares of Series A Preferred Stock.

9.                                      Notices.  Except as otherwise provided herein, any notice required or permitted by the provisions of this Certificate of Designation to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

***************

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed on behalf of the Corporation by the undersigned authorized officer this 22nd day of June, 2015.

CH2M HILL Companies, Ltd.

By:	/s/ Gary L. McArthur
Name:	Gary L. McArthur
Title:	Executive Vice President and Chief Financial Officer